AMENDMENT NO. 3

TO THE

L-3 COMMUNICATIONS CORPORATION

SUPPLEMENTAL EXECUTIVE RETIREMENT SAVINGS PLAN

(Restated January 1, 2000)

WHEREAS, L-3 Communications Corporation (“L-3”) maintains the L-3 Communications Corporation Supplemental Executive Retirement Savings Plan (the “SERP”);

WHEREAS, L-3 desires to amend the SERP to conform the supplemental benefit pension calculation to administrative practice for those SERP participants who are employees of L-3 Communication Systems–East;

NOW THEREFORE, the Plan is amended, effective as of May 1, 1997, as follows:

1. Section 3.2 shall be, and hereby is, amended to replace the introductory language with the following:

Except as otherwise provided in Appendix B-1 or B-2, the Supplemental Pension Benefit shall be equal to the excess, if any, of...

2. Appendix B-2 shall be, and hereby is, amended to add the following Section 1 and renumber the remaining sections accordingly:

Supplemental Pension Benefit. The Supplemental Pension Benefit shall be equal to the excess, if any, of:

(a) the benefit that would have been paid under the Pension Plan to such Participant (or his or her Spouse or Beneficiary), in the form elected by the Participant (or his or her Spouse or Beneficiary) pursuant to the terms of the Pension Plan, based on final average pensionable earnings, as defined in subsection (c) below and irrespective of the limitations of Sections 401(a)(17) and 415, over

(b) the Pension Benefit that is actually paid under the Pension Plan to such Participant (or his or her Spouse or Beneficiary), in the form elected by the Participant (or his or her Spouse or Beneficiary), taking into account the limitations of Sections 401(a)(17) and 415.

(c) Solely for purposes of subsection (a) above, the benefit that would have been paid under the Pension Plan to such Participant (or his or her Spouse or Beneficiary), shall be based on “final average pensionable earnings”, which shall be defined as the sum of:

2

(1) The average rate of Pensionable Earnings as defined in the Pension Plan but excluding management incentive bonuses, determined by taking the amount of such Pensionable Earnings of an Employee (excluding management incentive bonuses) during the three calendar years selected from the most recent ten calendar years of his Period of Employment as defined in Section III(1) of the Pension Plan in respect of which he shall have the greatest aggregate amount of Pensionable Earnings (excluding management incentive bonuses), and dividing such amount by three, and

(2) The average rate of the Participant’s management incentive bonuses, determined by taking the amount of such management incentive bonuses of the Employee during the three calendar years selected from the most recent ten calendar years of his Period of Employment as defined in Section III(1) of the Pension Plan in respect of which he shall have the greatest aggregate amount of management incentive bonuses, and dividing such amount by three.

Except as otherwise provided in this subsection (c), final average pensionable earnings shall have the meaning provided in the Pension Plan.

3. Appendix B-2, Section 1 (which is renumbered by this Amendment to Section 2) is amended to replace the reference in the first sentence to “Section 3.2” with the reference to “Section 1 above”.

2/28/2006	/s/ Kenneth W. Manne
Date	Kenneth W. Manne Vice President-Human Resources